Exhibit 3.2

CHAMBERS STREET PROPERTIES

ARTICLES SUPPLEMENTARY

3,500,000

7.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

December 16, 2015

Chambers Street Properties, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees”) by Article VI of the Trust’s declaration of trust (the “Declaration”) and Section 8-203 of the Maryland REIT Law, the Board of Trustees duly adopted resolutions on June 30, 2015, (i) classifying and designating 3,500,000 authorized but unissued preferred shares of beneficial interest of the Trust, par value $0.01 per share (“Preferred Shares”), as a separate series of Preferred Shares, to be known as the “7.125% Series A Cumulative Redeemable Preferred Shares,” and (ii) setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 7.125% Series A Cumulative Redeemable Preferred Shares.

SECOND: The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate series of Preferred Shares of the Trust designated as the 7.125% Series A Cumulative Redeemable Preferred Shares are as follows, which upon any restatement of the Declaration shall be made a part of or incorporated by reference into the Declaration with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

7.125% Series A Cumulative Redeemable Preferred Shares

Section 1. Designation and Number. A series of Preferred Shares, designated the “7.125% Series A Cumulative Redeemable Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share.  The number of Series A Preferred Shares shall be 3,500,000.

Section 2. Rank. The Series A Preferred Shares will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank: (a) senior to all classes or series of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), and all classes or series of beneficial interest of the Trust now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; (b) on parity with all classes or series of beneficial interest of the Trust now or hereafter authorized, issued, or outstanding expressly designated as ranking on parity with the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; and (c) junior to any class or series of beneficial interest of the Trust expressly designated as ranking senior to the Series A Preferred Shares as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust. The term “beneficial interest” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Shares prior to conversion or exchange. The Series A Preferred Shares will also rank junior in right of payment to the Trust’s other existing and future debt obligations.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of beneficial interest of the Trust ranking senior to the Series A Preferred Shares as to dividends, holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference per Series A Preferred Share (equivalent to a fixed annual amount of $1.78125 per Series A Preferred Share). Such dividends shall accrue and be cumulative from and including January 1, 2016, and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing March 31, 2016; provided,  however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Shares for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series A Preferred Share shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other Series A Preferred Share that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on March 31, 2016.  “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the Dividend Period during which any Series A Preferred Shares shall be redeemed, converted or otherwise reacquired pursuant to Section 5 or Section 6, which shall end on and include the day preceding the redemption date, conversion date or reacquisition date with respect to the Series A Preferred Shares being redeemed, converted or otherwise reacquired ).

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Shares or shares of any other class or series of beneficial interest of the Trust ranking, as to dividends, on parity with or junior to the Series A Preferred Shares (other than a dividend paid in Common Shares or in shares of any other class or series of beneficial interest ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust or in options, warrants or rights to subscribe for or purchase any such shares of beneficial interest) for any period, nor shall any Common Shares or any other shares of any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares (except by conversion into or exchange for other shares of any class or series of beneficial interest of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, and except for the acquisition of shares made pursuant to the provisions of Article VII of the Declaration, and the purchase or acquisition of shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares), unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Shares and the shares of any other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and each such other class or series of beneficial interest ranking, as to dividends, on parity with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared and paid per Series A Preferred Share and such other class or series of beneficial interest shall in all cases bear to each other the same ratio that accrued dividends per Series A Preferred Share and such other class or series of beneficial interest (which shall not include any accrual in respect of unpaid dividends on such other class or series of beneficial interest for prior dividend periods if such other class or series of beneficial interest does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

(e) Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided herein. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Shares which remain payable. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of beneficial interest of the Trust ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares, the holders of Series A Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Trust, a liquidation preference of $25.00 per Series A Preferred Share, plus an amount per Series A Preferred Share equal to all accrued and unpaid dividends (whether or not authorized or declared) to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of beneficial interest of the Trust ranking, as to rights upon liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares in the distribution of assets, then the holders of Series A Preferred Shares and each such other class or series of shares of beneficial interest ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, on parity with the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under the Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares shall not be added to the Trust’s total liabilities.

Section 5. Redemption.

(a)  Series A Preferred Shares shall not be redeemable prior to August 15, 2019, except as set forth in Section 6 or to preserve the status of the Trust as a REIT (as defined in Article III of the Declaration) for United States federal income tax purposes. In addition, the Series A Preferred Shares shall be subject to the provisions of Article VII of the Declaration.

(b) On and after August 15, 2019, the Trust, at its option upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per Series A Preferred Share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but not including, the date fixed for redemption, without interest, to the extent the Trust has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional Series A Preferred Shares) by lot or by any other equitable method determined by the Trust that will not result in a violation of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration). If redemption is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VII of the Declaration) in excess of the Preferred Share Ownership Limit (as defined in Article VII of the Declaration), or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold an amount of Series A Preferred Shares in excess of the Preferred Share Ownership Limit, subsequent to such redemption. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per Series A Preferred Share and all accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any Series A Preferred Shares has been given (in the case of a redemption of the Series A Preferred Shares other than to preserve the status of the Trust as a REIT), (ii) the funds necessary for such redemption have been set apart by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such Series A Preferred Shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(c) In the event of any redemption of the Series A Preferred Shares in order to preserve the status of the Trust as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5. If the Trust calls for redemption any Series A Preferred Shares pursuant to and in accordance with this Section 5(c), then the redemption price for such Series A Preferred Shares will be an amount in cash equal to $25.00 per Series A Preferred Share together with all accrued and unpaid dividends to, but not including, the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series A Preferred Shares for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series A Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares or any class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, junior to the Series A Preferred Shares); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Shares, or any other class or series of beneficial interest of the Trust ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series A Preferred Shares, by the Trust in accordance with the terms of Sections 5(c) and 9 hereof or otherwise, in order to ensure that the Trust remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Shares or shares of any other class or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Trust, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the transfer records of the Trust. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number. Notwithstanding anything else to the contrary herein, the Trust shall not be required to provide notice to the holder of Series A Preferred Shares in the event such holder’s Series A Preferred Shares are redeemed in accordance with Section 5(c) hereof and Article VII of the Declaration to preserve the Trust’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Shares at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Shares that surrenders its Series A Preferred Shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

(g) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

(h) The Series A Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Preferred Share Ownership Limit shall be subject to the provisions of this Section 5 and Article VII of the Declaration.

Section 6. Special Optional Redemption by the Trust.

(a) Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem Series A Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per Series A Preferred Share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series A Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series A Preferred Shares will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the date on which any Series A Preferred Shares are issued, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of beneficial interest of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of beneficial interest of the Trust entitled to vote generally in the election of the Trust’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (“NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (vi) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares; (viii) that the Series A Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed or the method for determining such number.

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Series A Preferred Shares) by lot or in such other equitable method determined by the Trust that will not result in a violation of the Ownership Limit). If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of Series A Preferred Shares would have actual ownership, Beneficial Ownership or Constructive Ownership in excess of the Ownership Limit, or such limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration, because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration, the Trust shall redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold an amount of Series A Preferred Shares in excess of the Ownership Limit, subsequent to such redemption.

(c) If the Trust has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their Series A Preferred Shares and all accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Shares for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(d) The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Shares pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Trust’s default in the payment of the dividend due. Except as provided herein, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All Series A Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Trust, shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series A Preferred Shares shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the number of trustees then constituting the Board of Trustees shall be automatically increased by two and the holders of such Series A Preferred Shares (voting separately as a class together with all other classes or series of beneficial interest of the Trust ranking on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”), until all dividends accumulated on such Series A Preferred Shares and Parity Preferred for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment.

(c) The Preferred Trustees will be elected by a plurality of the votes cast in the election and each Preferred Trustee will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies or until such Preferred Trustee’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Trustee’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Trust’s next annual or special meeting of shareholders or (B) the next annual or special meeting of shareholders if the request is received within 90 days of the date fixed for the Trust’s next annual or special meeting of shareholders, and (ii) at each subsequent annual meeting of shareholders, or special meeting held in place thereof, until all such accrued dividends on the Series A Preferred Shares and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Shares shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Trust shall call or cause to be called, upon written request of holders of record of at least 20% of the outstanding Series A Preferred Shares and

Parity Preferred, a special meeting of the holders of Series A Preferred Shares and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Shares and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Shares and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two trustees on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Shares and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Shares and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Shares and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Shares and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Shares and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accrued dividends on such Series A Preferred Shares and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series A Preferred Shares and the Parity Preferred to elect such additional two trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustees so elected shall terminate and the number of trustees shall be automatically reduced accordingly. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(f) So long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent of shareholders required by law or the Declaration, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of beneficial interest, including Series A Preferred Shares and of each other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of beneficial interest ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest.  In addition, so long as any Series A Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Declaration, including the terms of the Series A Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares; provided, however, with respect to the occurrence of any of the Events set forth above, so long as the Series A Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the Series A Preferred Shares outstanding at the time and such other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class).  In addition, if the holders of the Series A Preferred Shares receive the greater of the full trading price of the Series A Preferred Shares on the date of an Event set forth above or the $25.00 liquidation preference per Series A Preferred Share pursuant to the occurrence of any of the Events set forth above, then such holders shall not have any voting rights with respect to the Events set forth above.

So long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal. With respect to any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares, that equally affects the terms of the Series A Preferred Shares and one or more other classes or series of Parity Preferred, so long as any Series A Preferred Shares remain outstanding, the holders of Series A Preferred Shares and of each other class or series of Parity Preferred (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Declaration, including the terms of the Series A Preferred Shares on which holders of Series A Preferred Shares are otherwise entitled to vote, pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Declaration, of the Series A Preferred Shares and such other classes or series of Parity Preferred, and the holders of any other classes or series of beneficial interest of the Trust will not be entitled to vote on such an amendment, alteration or repeal.

Holders of Series A Preferred Shares shall not be entitled to vote with respect to (A) any issuance or increase in the total number of authorized Common Shares or Preferred Shares, or (B) any issuance or increase in the number of authorized Series A Preferred Shares or the creation or issuance of shares of any other class or series of beneficial interest, or (C) any increase in the number of authorized shares of any other class or series of beneficial interest, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust. Except as set forth herein, holders of the Series A Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Shares shall not be required for, the taking of any trust action, including an Event, regardless of the effect that such trust action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Shares.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series A Preferred Shares may vote (as expressly provided herein), each Series A Preferred Share shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series A Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares, per Series A Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series A Preferred Share to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Share Price (as defined herein) and (B) 6.47280 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares shall receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 8(c).

The “Common Share Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a U.S. securities exchange.

(b) No fractional Common Shares shall be issued upon the conversion of Series A Preferred Shares. In lieu of fractional Common Shares, holders shall be entitled to receive the cash value of such fractional Common Shares based on the Common Share Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Shares, the holder will not be able to convert Series A Preferred Shares designated for redemption and such Series A Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series A Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series A Preferred Shares to be converted; and (iii) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

(f) Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Preferred Shares; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and (iii) the number of Series A Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series A Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares shall not be so converted and the holders of such shares of beneficial interest shall be entitled to receive on the applicable redemption date $25.00 per Series A Preferred Share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Shares will be entitled to convert such Series A Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to have actual ownership, Beneficial

Ownership or Constructive Ownership in excess of the Preferred Share Ownership Limit, or such other limit as permitted by the Board of Trustees pursuant to Article VII of the Declaration.

Section 9.  Restrictions on Ownership and Transfer; Legend.  The Series A Preferred Shares shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Declaration.  Each certificate for Series A Preferred Shares shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES OF BENEFICIAL INTEREST. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE TRUST’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE DECLARATION OF TRUST, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN COMMON SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF COMMON SHARES) OF THE OUTSTANDING COMMON SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN PREFERRED SHARES IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF PREFERRED SHARES) OF THE OUTSTANDING SHARES OF ANY CLASS OR SERIES OF PREFERRED SHARES UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; AND (iv) ANY TRANSFER OF SHARES THAT, IF EFFECTIVE, WOULD RESULT IN SHARES BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (AS DETERMINED UNDER THE PRINCIPLES OF SECTION 856(A)(5) OF THE CODE) SHALL BE VOID AB INITIO, AND THE INTENDED TRANSFEREE SHALL ACQUIRE NO RIGHTS IN SUCH SHARES. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSE OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST IN WRITING (OR, IN THE CASE OF AN ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE) AND SHALL PROVIDE TO THE TRUST SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT OF ANY SUCH TRANSFER ON THE TRUST’S STATUS AS A REIT. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP AS SET FORTH IN (i), (ii) OR (iii) ABOVE ARE VIOLATED, THE EXCESS SHARES WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE TRUST MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF TRUSTEES IN ITS SOLE DISCRETION IF THE BOARD OF TRUSTEES DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED IN (i), (ii) OR (iii) ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES ON REQUEST AND WITHOUT CHARGE.

Section 10. No Conversion Rights. The Series A Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Trust and its transfer agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series A Preferred Shares have no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Shares; provided, however, that the Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit shall be subject to the provisions of Section 5 and Article VII of the Declaration.

Section 13. Exclusion of Other Rights. The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration, including these terms of the Series A Preferred Shares.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares set forth in the Declaration, including these terms of the Series A Preferred Shares, are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Shares set forth in the Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

THIRD: The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its Interim President and Chief Executive Officer, and Chief Financial Officer and attested to by its Executive Vice President, Chief Legal Officer, General Counsel and Secretary as of the date first written above.

CHAMBERS STREET PROPERTIES

By:	/s/ Martin A. Reid
Name:	Martin A. Reid
Title:	Interim President and Chief Executive Officer, and Chief Financial Officer

ATTEST:

CHAMBERS STREET PROPERTIES

By:	/s/ Hugh O’Beirne
Name:	Hugh O’Beirne
Title:	Executive Vice President, Chief Legal Officer, General Counsel and Secretary

[Signature Page to Articles Supplementary]